UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Safeway Inc.
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Supplemental Information Regarding Proposals 1 and 2 -
Certain Directors and Advisory Vote on Compensation (“Say on Pay”)

Commencing May 3, 2013, Safeway Inc. (the “Company”) sent the following communication to certain stockholders:

To Safeway stockholders:

At the Company's Annual Meeting on May 14, 2013, stockholders will cast votes with respect to our nominated directors (Proposal 1) and with respect to an advisory vote on the compensation of our named executive officers (“Say on Pay” - Proposal 2). The Company's Board of Directors has recommended that you vote FOR all director nominees and FOR the approval of our Say on Pay resolution.

As discussed below, since our 2011 Say-on-Pay vote, we have met with our major stockholders (in a number of cases, multiple times), have listened to their views and have adjusted our compensation plans to reflect their input in ways we believe are highly responsive. We understand that many of our major stockholders have their own voting policies and views on compensation matters and do not automatically follow the vote recommendations of the proxy advisers. However, given that most institutional investors do subscribe to proxy adviser services and do consider their vote recommendations and reports, we believe it is important to publicly address certain statements made by the proxy advisers in their 2013 reports for the information of all of our stockholders.

1.	Summary of Our Position

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We are filing this supplemental information because ISS Proxy Advisory Services (ISS) has recommended a vote against our Say on Pay proposal and against the four directors on our Executive Compensation Committee. Without finding any element of our 2012 compensation to be excessive, ISS contends that we have been unresponsive to stockholder concerns about pay and that our long-term equity plan (LTIP) uses an inappropriate metric (EPS growth). ISS's proposed response to this perceived flaw in our LTIP - voting against four highly effective directors - is unwarranted.

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Glass Lewis & Co. (Glass Lewis), on the other hand, recommends a vote in favor of Say on Pay, and in favor of all directors. It says our LTIP and its provisions “represent very positive steps toward equipping the compensation program with features that protect shareholders' interests.”

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We continue to work hard on creating stockholder value, and those efforts have begun to pay off this year. Since the start of 2013 (to May 2), our stock price is up more than 29%. We have taken our subsidiary Blackhawk Network Holdings, through a very successful IPO. We have improved our market share, launched several promising marketing initiatives, and generated strong earnings per share and free cash flow.

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We have been responsive to stockholders on compensation matters. We have reached out to stockholders each of the last two years, listened to their concerns and incorporated their views. Both ISS and Glass Lewis complimented us last year for being responsive to stockholder concerns on pay-for-performance. The recommendation against our Executive Compensation Committee directors for being unresponsive is wholly unjustified.

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ISS's criticism of our LTIP is unwarranted. The LTIP uses a very common metric - EPS growth - that over the long term closely correlates to stock price appreciation and total stockholder return (TSR). ISS's criticism is premature, in that the performance share plan under the LTIP does not fully pay out until 2015, and has not led to any payments that ISS considers excessive or inappropriate.

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As always, we will continue to listen to our stockholders and be responsive, and review our compensation programs accordingly. We recently named a new CEO, who will lead a review of our entire compensation program.

2.	Why is ISS recommending against Say on Pay and against the four Executive Compensation Committee directors?

We have made significant changes to our compensation program over the last two years, in response to previous Say on Pay votes. Most notably, in 2012 we substantially modified our LTIP, adding performance share grants that will vest only if aggressive profit-growth objectives are achieved over three years. We believe this plan, along with other continuing pay practices that are typical for companies like us, provides a connection between pay and performance that is in the best interests of our stockholders.

ISS has recommended against the Say on Pay proposal, and has recommended votes against the four members of our Executive Compensation Committee (Messrs. Herringer, Oder, Rogers and Sarin), arguing that we made only a “weak response to shareholders,” and that the new LTIP does not effectively link pay with performance.

But according to our stockholders, our response to stockholders on compensation matters has been appreciated (“commendable,” in ISS's own words last year), and the claim that our LTIP does not effectively link pay and performance is without basis. ISS points to one year of data where our EPS growth exceeded operating performance in their view, but fails to consider that this is a three-year plan. ISS does not identify any element of 2012 compensation that is excessive.

Glass Lewis, on the other hand, has recommended in favor of the Say on Pay proposal and for all the Company's directors.

3.	We instituted the 2012 LTIP following the Say on Pay vote in 2011.

We have always believed strongly in linking the compensation of our executives to Company performance. Prior to 2012, the equity component of our compensation was primarily stock option grants. In terms of realized or realizable pay, these grants produced compensation that was closely aligned with our total stockholder returns over time.

At the 2011 Annual Meeting, our Say on Pay proposal received approval from approximately 53% of the votes cast. Prior to and following that meeting, we engaged in extensive stockholder outreach regarding our compensation program, meeting or speaking with most of our major stockholders. Based on those stockholder discussions, we completely redesigned our long-term incentive compensation arrangements and adopted for 2012 and going forward a new LTIP that consists of a mix of performance shares (50% by number, assuming target level performance) and stock options (50% by number, not by grant value). Based on this split, approximately 75-80% of the grant value comes in performance shares.

For this new performance share plan, our principal performance metric is our relative earnings per share compound annual growth rate (EPS CAGR), which is an important metric to our investors. We used as our comparator group the S&P 500. This is the group we compete with for capital, and against whom our performance is often measured. The Executive Compensation Committee believes that if the management team performs at the median of this group, the management team should receive median compensation, so the Committee set our target level payout to correspond to EPS CAGR performance at the S&P 500 median.

Performance levels and payouts for the 2012 performance share plan are defined as follows:

Performance Level	Defined as:	Percent of Awarded Shares that Vest
Below Threshold	EPS CAGR is less than 80% of the median of the EPS CAGR for the S&P 500	0%
Threshold	EPS CAGR is equal to 80% of the median of the EPS CAGR for the S&P 500	50%
Target	EPS CAGR is equal to the median of the EPS CAGR for the S&P 500	100%
Maximum	EPS CAGR is in the top quartile of the EPS CAGR for the S&P 500	Up to 200%

The Committee also included additional pay-for-performance safeguards, recognizing that relative performance is not always aligned with absolute performance. Notwithstanding EPS CAGR results, no payout above 100% of the awarded shares can be earned if the Company's TSR (stock price appreciation + dividends) during the performance period is negative, or if it is below the median TSR for the S&P 500 during the performance period.

4.	Much of the 2012 Say on Pay vote was a response to our 2011 pay practices rather than a vote on the 2012 LTIP.

Because the new LTIP was instituted for 2012, the first year after the 2011 Say on Pay vote and after 2011 compensation had been determined, stockholders had differing views about what they were voting on with respect to the Say on Pay proposal at the 2012 Annual Meeting. Most believed they should consider the new 2012 LTIP, because it was disclosed in our proxy statement, but others, including one of our largest stockholders, believed they should consider only the 2011 compensation program - before the new LTIP changes. All the stockholders we met with or talked to agreed that we had made positive changes going forward.

ISS and Glass Lewis differed on this question. Glass Lewis noted that the 2012 LTIP was “a positive step” and “eliminates our concerns in this area going forward.” However, Glass Lewis claimed that the plan could not be considered in its recommendation because the plan was adopted in 2012, and its recommendation should cover only 2011.

ISS said that it would consider the 2012 LTIP in its recommendation for the 2012 Annual Meeting. It found a “compression” problem with the 2012 LTIP. ISS contended that the S&P 500 EPS CAGR is closely distributed between our threshold level of performance (80% of median) and target performance (median), and that small improvements in EPS performance can lead to large increases in share payouts (although at below-target levels). For this reason, ISS recommended against our Say on Pay proposal. We pointed out in our supplemental proxy filing that ISS was essentially requesting that we move the threshold for payouts to a lower level to create less compression between the threshold and the target, a request that we believed was not in the interests of our stockholders.

At the 2012 Annual Meeting, we received approval on the Say on Pay proposal from 51% of the votes cast. A large number of negative votes came from stockholders who felt they were required to ignore the 2012 changes and vote only on the 2011 compensation program.

5.	We are creating value for stockholders.

We are focused on creating value for stockholders. We have taken our subsidiary, Blackhawk Network Holdings, through a very successful IPO. We have gained market share every quarter in the last four quarters, in both the U.S. supermarket channel and the all-outlets channel. We have developed a highly successful digital marketing platform - “just for U.” We are expanding our fuel loyalty program, remodeling the center of our stores and tailoring assortments to local demographics. We have grown earnings per share at strong levels, and continue to produce substantial free cash flow.

Our compensation programs properly incentivize management to create these impressive results. Management has been working hard to improve performance. Given the Company's momentum, we are requesting that our stockholders show their support by voting in favor of the Executive Compensation Committee directors and Say on Pay.

6.	We have been responsive to our stockholders.

After the 2011 Say on Pay vote and discussions with our stockholders, we instituted the 2012 LTIP and other changes. Glass Lewis called this “a very positive step,” and said “this change, among others, reflects a level of responsiveness to feedback from the vote and a commitment to engaging with shareholders.” ISS agreed. In last year's report, it said, “[t]his responsiveness towards shareholders is commendable,” and “we acknowledge the company's effort to respond to last year's advisory vote and disclose such to shareholders.”

As we approached the 2012 Say on Pay vote, we found that our stockholders had differing views on what they should vote on - the old 2011 compensation program, or the new 2012 program. As noted, Glass Lewis and ISS also had differing views on this issue. Virtually all of the stockholders with whom we met were positive about the 2012 changes, even the ones who claimed they were voting only on 2011 compensation.

ISS considered the 2012 LTIP last year and still recommended a vote against Say on Pay, based on its “compression” complaint. As we spoke with our major stockholders last year, they were positive about the 2012 LTIP and did not share ISS's compression complaint or otherwise endorse ISS's criticism of our 2012 LTIP.

When the Executive Compensation Committee convened after the 2012 Annual Meeting and following this outreach to stockholders, it concluded that a large majority of stockholders was positive about the 2012 LTIP, that much of the lack of support was due to votes being cast against the 2011 program and that the Company should continue with the 2012 LTIP. The Executive Compensation Committee discussed the ISS compression criticism and decided that because the requested change was stockholder-unfriendly and was not being urged by any stockholder despite its being highlighted by ISS, the plan should not be modified in the manner suggested by ISS.

We pointed out in this year's proxy statement that our stockholders were positive about the 2012 LTIP, and therefore we did not change it going forward. Although ISS now finds that conclusion “difficult” to understand, it is what our outreach showed. Glass Lewis says in its report this year, “we believe shareholders should be encouraged that the Company is addressing their interests in response to a large number of negative votes.”

ISS has found a different reason each year for criticizing our pay-for-performance design. We have engaged with our stockholders each year and incorporated the suggestions made by the majority of them.

Year	ISS Criticism	Company Response
2011	Stock options are not performance-based	Adoption of 2012 performance share plan
2012	Too much “compression” between threshold and target performance	Stockholders did not support this “compression” complaint, and the requested change was stockholder-unfriendly
2013	EPS growth is a bad metric because it did not correlate with operating performance in 2012	EPS growth is a common metric and has a good long-term correlation with TSR, but we will listen to our stockholders on this point.

7.	ISS's recommendation is not substantiated.

We do not believe stockholders should follow ISS's recommendation against the four Executive Compensation Committee directors and against Say on Pay because the facts do not substantiate it.

•	ISS does not identify any element of 2012 compensation actually paid out that is excessive or otherwise suffers from a pay-for-performance disconnect.

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ISS's argument that we have failed to respond to stockholder “discontent” with our compensation program is wrong for the reasons discussed above and is not supported by the statements of Glass Lewis and ISS itself.

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ISS's argument that the metric used in our 2012 LTIP - EPS growth - is not aligned with operating performance is not based on long-term data. ISS argues, based only on 2012 data, that our EPS growth performance far outstripped our operating performance. ISS says that EPS growth can be “manipulated” by share buybacks, while conceding that our share buybacks “have contributed to shareholder value in 2012.” (Of course, operating performance does not always correlate with growth in stockholder value on a one-year basis.)

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ISS's proposed response to this perceived flaw in the LTIP - voting against four highly effective directors - is not warranted. These directors have been part of our value creation efforts and have been effective at responding to our stockholders' views.

ISS ignores the following facts:

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EPS is a very common metric for long-term incentive plans. According to the Hewitt Policies and Practices survey of 483 companies, EPS is used as the metric in 22% of performance share plans and is the second most common metric. For good reason, too: research shows that over the long term EPS growth correlates highly with stock price appreciation and TSR.

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Our 2012 performance share plan does not fully pay out until 2015. If our results are impacted by extraordinary share buybacks, the Executive Compensation Committee has the authority to adjust results for such events. But ISS, rather than waiting to see whether at the end of the performance period there are such extraordinary events or that the Executive Compensation Committee has failed to adjust for them, condemns the plan now, before there is any excessive payout. (The plan allows for interim payouts of up to target levels in the first two years. This target level was met in 2012 because the Company's EPS growth performance was above the S&P 500 median - even without regard to share buybacks and tax benefits. ISS does not criticize these interim payouts.)

•	We have not ignored stockholder input. ISS will ordinarily recommend against compensation committee directors only when there has been a stubborn refusal to address stockholder concerns.

As shown above, we have been responsive to stockholder feedback. Our Executive Compensation Committee directors, acknowledged by ISS to be independent outsiders who bring “industry knowledge and expertise to the board room,” are experienced and respected businessmen who are properly governing our compensation program. There is no basis for voting against these directors.

8.	We will continue to listen to our stockholders and make any necessary changes to the compensation program.

We will continue to listen to our stockholders on matters of compensation and other issues. We appointed Arun Sarin as the Chairman of our Executive Compensation Committee in August 2012. Our Lead Independent Director (and now Non-Executive Chairman of the Board), Gary Rogers, joined the Committee in October 2012. On April 29, 2013, we announced the appointment of a new CEO, Robert Edwards (whose compensation has been set at about the 30th percentile of our peer group). These developments will lead to a fresh look at all our compensation programs. Mr. Edwards will work with the Executive Compensation Committee to review the Company's compensation policies to ensure they align with stockholder interests, peer group norms and best practices. We are committed to aligning pay and performance and will make whatever changes are necessary to assure that commitment.

We urge our stockholders to vote in favor of ALL directors under Safeway Proposal 1, and in favor of Safeway's Proposal 2 (“Say on Pay”). Your vote is very important, and we appreciate your continued support of Safeway.